Exhibit 99.3

Projected Financial Information

In connection with Inflection Point Acquisition Corp. VI’s (“Inflection Point”) consideration of the potential business combination (the “Business Combination”) and certain investors’ assessment of a potential investment in Quantum Space, LLC (“Quantum Space”), Quantum Space provided its internally-derived forecasts for its operations to Inflection Point and such investors for use as a component of their overall evaluation of Quantum Space. Those forecasts included certain performance metrics for 2026 and 2027 (the “Projections”).

The Projections are disclosed herein solely to make publicly available certain information made available to certain investors in their assessment of a potential investment in Quantum Space or the combined company. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was May 2026.

The Projections were prepared in good faith by Quantum Space’s management team and are based on Quantum Space management’s belief that the estimates and assumptions with respect to the expected future financial performance of Quantum Space were reasonable at the time the Projections were prepared and such Projections speak only as of that time. The Projections do not take into account the costs of consummating the Business Combination and other effects on Inflection Point, which will become the parent of Quantum Space in the Business Combination. The Projections do not include the expenses that have been or may be incurred by Quantum Space or Inflection Point in preparation for or in connection with the Business Combination, or the effect on Quantum Space of any business or strategic decision or action that will or may be taken by the combined company as a result of the Business Combination having been closed.

The Projections reflect numerous estimates and assumptions including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Quantum Space’s business, all of which are difficult to predict and many of which are beyond Quantum Space’s and Inflection Point’s control and are subject to significant economic, competitive, and other uncertainties. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than the Projections. There undoubtedly will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and are subject to periodic changes based on actual experience, events and business developments, and changes in Quantum Space’s capital requirements and net working capital needs.

The disclosure of these financial projections should not be regarded as an indication that Quantum Space’s or Inflection Point’s boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support any decision with respect to the Business Combination. Multiple unknown factors, as well as the known factors described herein could cause the forecasts or the underlying assumptions to be inaccurate. As a result, the Projections may not be realized, and actual results may significantly differ from the Projections. The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Quantum Space’s and Inflection Point’s control. See the sections entitled “Risk Factors” and “Disclaimer — Forward Looking Statements” of the investor presentation (the “Investor Presentation”) filed as a separate exhibit to the Current Report on Form 8-K to which this document is attached.

In arriving at the Projections, the material assumptions considered, included, but were not limited to, the following:

●	revenue forecasts are based on assumptions regarding the timing, value, conversion, and execution of anticipated customer contracts, strategic partnerships, government and commercial awards, and the Company’s ability to expand existing customer relationships and secure new business opportunities;

●	revenue growth and operating performance assumptions reflect the successful achievement of key product development, engineering, deployment, and operational milestones, as well as anticipated market adoption of the Company’s products and services;

●	anticipated improvements in margins are based on the Company’s ability to achieve scale efficiencies, improve operational performance, optimize manufacturing, and supply chain activities, and leverage investments in infrastructure, technology and personnel;

●	operating expense and working capital projections incorporate assumptions regarding planned hiring, employee retention, facility expansion, research and development activities, capital expenditure requirements, and other investments necessary to support anticipated growth;

●	the Projections assume the availability of sufficient capital resources, including proceeds from the Business Combination, to execute the Company’s business plan and growth initiatives; and

●	the Projections further reflect assumptions regarding general economic conditions, regulatory developments, competitive market dynamics, customer demand, supply chain availability, and other factors affecting the Company’s industry and operations.

In arriving at the Projections, the material assumptions considered, included, but were not limited to, Quantum Space’s future results, aerospace industry activity, and general economic and regulatory conditions. The assumptions and estimates underlying the Projections, including the material assumptions set forth above, are inherently uncertain and are subject to contingencies and a wide variety of significant business, economic and competitive risks, some of which are outlined in the Investor Presentation. Investors should carefully consider those risks and other factors they think are relevant, and should conduct their own independent investigation of the Projections.

The Projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), the published guidelines of the U.S. Securities and Exchange Commission (the “SEC”) regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections were prepared by Quantum Space’s management in connection with the Business Combination and not for the purpose of providing such Projections publicly or at any other time. Neither the independent registered public accounting firms of Quantum Space nor of Inflection Point nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of Quantum Space and Inflection Point assume no responsibility for, and disclaim any association with, the Projections.

No person has made or makes any representation or warranty to any person regarding the information included in these Projections. The Projections are presented for illustrative purposes, are not fact and are not necessarily indicative of future results, and readers are cautioned not to place undue, or any, reliance on this information.

In connection with the Business Combination, Quantum Space and Inflection Point intend to file a registration statement on Form S-4 with the SEC which will include a proxy statement/prospectus of Quantum Space and Inflection Point (the “Proxy Statement/Prospectus”). Inflection Point and Quantum Space urge you to review the financial statements of Quantum Space which will be included in the Proxy Statement/Prospectus, as well as the financial information in the section of the Proxy Statement/Prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure or Projections taken as a whole. The Projections are being provided for information purposes only, have not been affirmed by Quantum Space’s management or Quantum Space’s board of directors and are not and should not be viewed as public guidance regarding the future performance of Quantum Space or the combined company following the consummation of the Business Combination.

Quantum Space uses certain financial measures in the Projections that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While Quantum Space believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Quantum Space’s competitors and may not be directly comparable to similarly titled measures of Quantum Space’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Projections provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliations of the financial measures included in the Projections were prepared.

Below is a summary of the Projections.

(USD 000’s)	2026E	2027E

Consolidated Revenue	$23,646	$60,633
% Growth	63%	156%

Gross Profit	$5,101	$14,043
% Gross Margin	22%	23%

S&M	$1,649	$2,861
R&D	$14,976	$15,866
G&A	$14,340	$28,002
Other	$15,000	$-
Operating Expense	$45,965	$46,728
OpEx as % of Sales	194%	77%
R&D as % of Sales	63%	26%

EBITDA	$(40,864)	$(32,685)
Total Cash Burn	$(69,411)	$(97,599)

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